             As filed with the Securities and Exchange Commission
                               on March 31, 1997

                         Registration No. __________
______________________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                           REGISTRATION STATEMENT
                                    ON
                                  FORM S-3
                                   UNDER
                        THE SECURITIES ACT OF 1933


                   MEHL/BIOPHILE INTERNATIONAL CORPORATION
              (Exact name of issuer as specified in its charter)


        Delaware                   2844                          22-2408186
(State of Incorporation)   (Primary Standard Industrial    (I.R.S. Employer
                            Classification Code Number)    Identification No.)


                             Thomas L. Mehl, Sr.
                   MEHL/Biophile International Corporation
                             4127 N.W. 27th Lane
                          Gainesville, Florida 32606
                               (352) 373-2565
            (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)

                                 Copies to:
                              Alan J. Bernstein
                            Marks & Murase L.L.P.
                               399 Park Avenue
                           New York, New York  10020
                                (212) 318-7700

         Approximate date of commencement of proposed sale to public:
As soon as practicable after this Registration Statement becomes effective.[x]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter becomes effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said
Section 8(a), may determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                      CALCULATION OF REGISTRATION FEE
______________________________________________________________________________
                                       Proposed
                                        maximum    Proposed
Title of each class of                  offering    maximum        Amount of
    securities to        Amount to      price per  aggregate      registration
    be registered      be registered    unit (1)  offering price (1)     fee

Common Stock, $.01 par   2,500,000(2)      $4.25    $10,625,000        $3,220
value

______________________________________________________________________________

(1) Pursuant to Rule 457(c), the offering price and amount of registration fee have been calculated based upon the last sale price of the Registrant's Common Stock as reported on the Nasdaq SmallCap Market on March 25, 1997.

(2) There are being registered hereunder the number of shares of Common Stock receivable upon conversion of the 5% Cumulative Convertible Preferred Stock, Series D of the Registrant at the conversion price of $4.00, which represents the lowest conversion price applicable to such securities, absent adjustments for stock splits or dividends, extraordinary corporate transactions or sales of Common Stock below the purchase price.

                   MEHL BIOPHILE INTERNATIONAL CORPORATION

                Cross-Reference Sheet Pursuant to Rule 404(a)
                       and Item 501(b) of Regulation S-K


     Form S-3 Item Number and Caption          Caption in Prospectus

1.   Forepart of the Registration Statement    Cover Page
     and Outside Front Cover Page of
     Prospectus

2.   Inside Front and Outside Back Cover       Inside Front and Outside Back
     Pages of Prospectus                       Cover Pages of Prospectus;
                                               Available Information

3.   Summary Information, Risk Factors         The Company; Risk Factors
     and Ratio of Earnings to Fixed Charges

4.   Use of Proceeds                           Not Applicable

5.   Determination of Offering Price           Not Applicable

6.   Dilution                                  Not Applicable

7.   Selling Security Holders                  Selling Stockholders

8.   Plan of Distribution                      Cover Page, Plan of
                                               Distribution

9.   Description of Securities to be           Not Applicable
     Registered

10.  Interests of Named Experts and            Legal Matters, Experts
     Counsel

11.  Material Changes                          Recent Developments

12.  Incorporation of Certain Information      Incorporation of Certain
     by Reference Information                  by Reference

13.  Disclosure of Commission Position on      Not Applicable
     Indemnification

                 Subject to Completion, Dated March 31, 1997

                                 PROSPECTUS

                   MEHL/BIOPHILE INTERNATIONAL CORPORATION

                              _______________

                             2,500,000 SHARES

                  COMMON STOCK (par value of $.01 per share)

                                _________

                Issuable on Conversion of 5% Cumulative Convertible
                         Preferred Stock, Series D

The 2,500,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of MEHL/Biophile International Corporation (the "Company"), offered by this Prospectus are issuable upon the conversion of shares of the Company's 5% Cumulative Convertible Preferred Stock, Series D, par value $10 per share ("Series D Preferred Stock") issued by the Company on February 28, 1997 and may be sold from time to time by the persons named herein as selling stockholders (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of the Common Stock offered hereby.

AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

Sales may be made from time to time in the over-the-counter market at prices prevailing at the time of sale, or in private transactions at negotiated prices, and any commissions paid or discounts given will be those customary in the type of transaction involved. See "Plan of Distribution."

Any brokers and dealers through whom sales of the Common Stock are made may be deemed "underwriters" within the meaning of the Securities Act of 1933 with respect to the Common Stock, and any profits realized or commissions received may be deemed underwriting compensation.

Expenses of this offering (other than brokerage commissions) are payable by the Company and estimated not to exceed $16,000.00.

The closing bid price of the Common Stock quoted on the Nasdaq SmallCap Market under the symbol MEHL on March 25, 1997 was $4.25.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY MISREPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ________, 1997.

                               TABLE OF CONTENTS


                                                                 Page

AVAILABLE INFORMATION                                              3

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE                  3

THE COMPANY                                                        4

RISK FACTORS                                                       4

PLAN OF DISTRIBUTION                                               9

SELLING STOCKHOLDERS                                              10

LEGAL MATTERS                                                     11

EXPERTS                                                           11



                             ____________________


NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION TO ANY PERSON TO WHOM SUCH OFFER WOULD BE UNLAWFUL OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER AT ANY TIME SHALL IMPLY THAT THE INFORMATION PROVIDED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                           AVAILABLE INFORMATION


This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part and which is filed with the Securities and Exchange Commission (the "Commission"). The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. For further information with respect to the Company, reference is made to such Registration Statement and the exhibits thereto, and to such reports, proxy statements and other information filed with the Commission. Such Registration Statement, reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661.


              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by the Company with the Commission are incorporated by reference:

1. The Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1996.

2. The Company's Quarterly Reports on Form 10-QSB for the three month periods ended August 31, 1996 and November 30, 1996.

3.  The Company's Current Report on Form 8-K filed on June 19, 1996.

All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Copies of any and all documents that have been incorporated by reference herein, other than exhibits to such documents, may be obtained upon request without charge from the Company's Corporate Secretary, MEHL/Biophile International Corporation, 4127 N.W. 27th Lane, Gainesville, Florida 32606, telephone number (352) 373-2565.

                                 THE COMPANY

The Company was organized under the laws of Delaware on June 28, 1982. In connection with the merger in June 1996 of its wholly-owned subsidiary with Classy Lady by Mehl of Puerto Rico, Inc., the Company changed its name from "Selvac Corporation" to "MEHL/Biophile International Corporation". The Company has its principal executive office at 4127 N.W. 27th Lane, Gainesville, Florida 32606. The telephone number is (352) 373-2565.

                               RISK FACTORS

IN EVALUATING AN INVESTMENT IN THE COMPANY, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING CONSIDERATIONS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

Uncertain Impact of Merger and Results of New Business Operations. On June 4, 1996, the Company completed a merger transaction whereby Classy Lady by Mehl of Puerto Rico, Inc. ("Classy Lady") has been merged with and into a wholly-owned subsidiary of the Company in exchange for an aggregate of 25 million shares of Common Stock. Pursuant to such merger, the Company obtained exclusive patents rights to certain multiple hair removal and laser hair removal technologies. The Company has only recently commenced marketing the laser hair removal technology exclusively licensed by Classy Lady and there can be no assurance that such hair removal technologies can be commercially marketed and sold profitably.

Uncertain Impact of SLS Acquisition. On June 4, 1996, the Company completed the acquisition of an 81% interest in SLS (Wales) Limited ("SLS"), a privately-held company in Wales engaged in the development, manufacturing and marketing of lasers. Although the Company believes that SLS has very valuable patent and technology rights and has a number of projects under development which can be commercially exploited, to date SLS has not generated substantial income and has operated at a loss. There can be no assurance that SLS will be able to develop, market and sell its products profitably.

Uncertain Impact of Dispute with Laser Industries Ltd. On December 5, 1996, the Company's wholly-owned subsidiary, Selvac Acquisition Corp. ("SAC"), commenced an arbitration with the American Arbitration Association ("AAA") in New York, New York to terminate a joint venture with Laser Industries Limited ("Laser"). The joint venture was formed in December 1995 when Laser and Classy Lady by Mehl of Puerto Rico, Inc. ("Classy Lady"), which merged with and into SAC and is now 100% owned by the Company, entered into an agreement to exploit patented laser hair removal technology exclusively licensed to Classy Lady. The joint venture, Sharplan 2000, Inc. ("Sharplan 2000"), is 50% owned by SAC and 50% by Laser and is managed exclusively by Laser. SAC commenced the arbitration to terminate the license granted to Sharplan 2000 and unwind the joint venture. SAC is basing this action on a dispute concerning the nature of technological and financial contributions to be made to the joint venture by Laser and an additional dispute concerning whether Laser utilized technology within the joint venture which was in fact developed by SLS prior to the purchase by the Company of a controlling interest in SLS.

On December 23, 1996, Laser asserted two counterclaims in the arbitration proceedings, claiming that the Company has breached an alleged fiduciary duty owed to Laser and Sharplan 2000 and seeking a declaration that neither the Company nor SAC may grant a sublicense of certain patent rights to SLS. The Company has filed a response to these counterclaims requesting dismissal on the grounds that neither claim is arbitrable.

In a separate action filed in England on October, 1996, SLS commenced an action against Laser, a laser manufacturer, Spectron Laser Systems Ltd. ("Spectron") and related parties, for orders preventing Laser from using SLS's technology and stopping Spectron from supplying SLS's technology to Laser.

Management believes that the actions commenced by its subsidiaries and described above are well-founded, that the counterclaims filed by Laser in the arbitration proceeding are without merit and that its subsidiaries will prevail in both actions. However, there can be no assurance that the Company's subsidiaries will be successful in these proceedings. In the event that Laser prevails in the AAA arbitration described above, the Company and SAC could potentially face monetary liabilities for damages and attorneys' fees and be subject to certain restrictions on its ability to sublicense its laser hair removal technology which could have a material adverse effect on the business of the Company and its subsidiaries.

Future Need for Capital. Although the Company has recently completed a $10 million private placement offering (see "Recent Developments - Issuance of Series D Preferred Stock"), management of the Company anticipates that commercial exploitation of Classy Lady's and SLS' patent rights will require substantial additional capital. There can be no assurance that additional capital requirements will be available on acceptable terms or at all. Future financings could have dilutive effect on the Company's shareholders.

Dependence on Key Personnel. The Company's success is dependent on certain key management personnel. Competition for qualified employees is intense, and the loss of such key personnel, or the inability to attract and retain the additional highly skilled employees required for the Company's activities, could adversely affect its business.

Dependence on FDA Pre-Market Clearance. The Company's laser hair removal technologies to which Classy Lady holds an exclusive license and which are held by SLS will require 510(k) pre-market clearance from the U.S. Food and Drug Administration ("FDA") prior to the manufacture or sale in the United States. In May 1996, Classy Lady filed a 510(k) request for clearance for the Chromos 694 laser for hair removal, and such clearance was received in March 1997. If the Company desires to modify such technologies or to attempt to market other technologies requiring 510(k) pre-market clearance, there can be no assurance that the Company would receive FDA clearance on a timely basis or at all. Failure to obtain such clearance may adversely affect the Company's business and its financial prospects.

Uncertain Market Acceptance of Laser Hair Removal. Historically, hair removal technologies have utilized electric current, radio frequency, depilatory cremes and other methods. There can be no assurance that consumers of hair removal products will accept the use of lasers for hair removal.

Risk of Competition with Competitors Having Substantially Greater Resources. There are several companies that offer the hair removal products sold and anticipated to be sold by the Company and its subsidiaries which compete with the Company. Many of such other companies have established markets, product history, and substantially larger sales and service organizations and financial strength than the Company. There can be no assurance that the Company will be able to compete successfully with such other companies.

Risk of Product Liability. The Company may be subject to claims for personal injuries or other damages resulting from its products or services. There can be no assurance that the Company's product liability insurance will be sufficient to protect the Company against liability that could have a material adverse effect on the Company.

Uncertainty of Protection of Patents and Proprietary Information. There can be no assurance that the patents and patents pending relating to depilation and other technologies owned or licensed by the Company and its subsidiaries will not be challenged. The issuance of a patent to the Company or a licensor is not conclusive as to validity or as to the enforceable scope of claims therein. The validity and enforceability of a patent can be challenged by litigation after its issuance; and, if the outcome of such litigation is adverse to the owner of the patent, the owner's rights could be diminished or withdrawn. In March 1997, Palomar Medical Technologies Inc. ("Palomar") served the Company with a lawsuit seeking to declare the patent embodying the laser hair removal technology exclusively licensed by SAC to be declared invalid. Although management of the Company is confident that the validity of its patent will be upheld, there can be no assurance that the outcome of this litigation would not be adverse to the Company and its subsidiaries. The patent laws of other countries may differ from those of the United States. There can be no assurances that any patents will provide substantial protection or be of commercial benefit to the Company. The absence of patents and patent applications for the Company's hair removal technology may adversely affect the Company's prospects. In addition, the technologies used by the Company could be subject to claims of infringement of patents or proprietary technology of others.

In March 1997, SAC filed suit against Palomar and its subsidiaries, Spectrum Medical Technologies, Inc., Spectrum Financial Services LLC, and a New Jersey dermatologist for patent infringement and unfair competition. The suit was filed in the United States District Court for the District of New Jersey and alleges that the defendants infringe on the patented method of laser hair removal owned by Dr. Nardo Zaias and exclusively licensed to SAC and that the defendants have improperly marketed laser hair removal products before receiving FDA approval. The plaintiff is seeking monetary damages and injunctive relief to restrain Palomar from marketing its laser hair removal products in the United States. While management is confident that the actions brought against the above defendants are well-founded, there can be no assurance that SAC will prevail in this proceeding. The cost of enforcing the patent rights in lawsuits that the Company and its subsidiaries have brought and may bring against infringers or defending itself against infringement charges by other patent holders may be high and could interfere with the Company's operations.

Trade secrets and confidential know-how may be important to the Company's scientific and commercial success. Although the Company seeks to protect its proprietary information through confidentiality agreements and appropriate contractual provisions, there can be no assurance that others will not develop independently the same or similar information or gain access to proprietary information of the Company.

Control by Principal Shareholders; No Cumulative Voting. There is no cumulative voting for the election of directors of the Company. Accordingly, the beneficial owners of a majority of the Company's outstanding Common Stock voting in an election of directors, may elect all directors nominated for election, if they choose to do so, and the owners of the remaining shares will not be able to elect any directors. Thomas L. Mehl, Sr., Nardo Zaias and Pichit Suvanprakorn beneficially own a majority of the voting rights of the Company and accordingly have effective voting control of any matter voted on by the Company's shareholders.

Prior Dependence on Single Product; Declining Sales. Virtually all of the Company's revenues in prior periods have been derived from the sale of its Finally Free hair removal product. For each of the three most recent fiscal years, sales of Finally Free represented more the 97% of the Company's net sales. Sales of Finally Free products for each year declined from those for the preceding year. Although the Company has commenced marketing and selling its laser hair removal products, there can be no assurance that its products will be successfully developed and sold and contribute to the Company's revenues and profits or that sales of the Finally Free product will not continue to decline.

Dependence on Principal Customers. For the years ending May 31, 1996, 1995 and 1994, sales to the Company's principal customer, Ikeda Corporation ("Ikeda") represented 89%, 76% and 68% of the Company's total sales, respectively. The Company has already commenced receiving revenues from the sale of the Classy Lady laser hair removal technologies and expects to continue to develop a substantial customer base for the Classy Lady and SLS hair removal technologies; however, until such revenues increase, the loss or reduction of sales to Ikeda, would have a material adverse effect on the financial condition of the Company.

No Dividends on Common Stock. The Company anticipates that for the foreseeable future, all earnings, if any, will be retained for the operation and expansion of the Company's business, and it will not pay cash dividends.

                             RECENT DEVELOPMENTS

Issuance of Series D Preferred Stock

On February 28, 1997, the Company completed a private placement offering exempt under Regulation D promulgated under the Securities Act of 1933 of 10,000 shares of 5% Cumulative Convertible Preferred Stock, Series D, par value $10 per share (the "Series D Preferred Stock"), for an aggregate purchase price of $10,000,000. Holders of the Series D Preferred Stock are entitled to receive dividends payable at the annual rate of 5% per annum.

The Series D Preferred Stock is convertible into Common Stock of the Company at 80% of the average market price on the five trading days prior to conversion but in no event shall the conversion price be below $4.00 (other than pursuant to adjustment as noted below) or greater than the average market price on the five trading days prior to February 28, 1997. The Company agreed to file a registration statement covering the public sale of the shares of Common Stock receivable upon conversion of the Series D Preferred Stock on or before March 31, 1997. The Series D Preferred Stock may not be converted until the earlier of (i) the 120th day following issuance and (ii) the date on which the aforementioned registration statement is declared effective by the Securities and Exchange Commission. The purchasers of the Series D Preferred Stock agreed not to sell or transfer the Common Stock received upon conversion on or before February 28, 1998.

The conversion price of the Series C Preferred Stock into Common Stock is subject to adjustment if the registration statement described above is not filed by March 31, 1997 or is not declared effective by the SEC within 120 days after issuance, or if a stop order has been issued regarding such registration statement has been issued or if the Company's Common Stock is not listed for quotation on the Nasdaq SmallCap Market. In connection with the sale and issuance of the Series D Preferred Stock, the Company and the holders thereof agreed to certain reciprocal indemnification against certain liabilities, including liabilities under the Securities Act of 1933.

The Company has been advised that the investors who purchased the Series D Preferred Stock, Clearwater Fund IV, LLC and Clearwater Offshore Fund Ltd., are commonly controlled with GFL Performance Fund Ltd. ("GFL"), the holder of all outstanding shares of the Company's 5% Cumulative Convertible Preferred Stock, Series C (the "Series C Preferred Stock"). In connection with the sale of the Series D Preferred Stock, the Company entered into an agreement with GFL whereby (i) GFL agreed not to sell or transfer the Common Stock issuable upon conversion of the Series C Preferred Stock on or before February 28, 1998, and (ii) the Company, acting upon unanimous approval of the Board of Directors and by the written consent of the holders of a majority of the Company's Common Stock, agreed to fix the conversion price of the Series C Preferred Stock at $3.00, and to adjust the conversion price of the Series C Preferred Stock in the event that the Company issues Common Stock in the future at a price of less than $3.00. In addition, the Company agreed to remove a restriction in the Company's Certificate of Incorporation which prohibited conversion of the Series C Preferred Stock, if after such conversion the number of shares of Common Stock beneficially owned by such holder would exceed 4.9% of the issues and outstanding Common Stock of the Company. The Company has been advised that GFL currently owns 2,000,000 shares of Common Stock received upon conversion of the Series C Preferred Stock, and GFL would not be able to convert a substantial number of additional remaining 2,231 shares of Series C Preferred Stock into Common Stock without the removal of this restriction.

                             PLAN OF DISTRIBUTION

This Prospectus relates to the sale by the Selling Stockholders of the Shares. The Shares may be sold from time to time, in whole or in part, by the Selling Stockholders, or their pledges, donees, transferees, or other successors in interest, in the over-the-counter market at then prevailing market prices or in privately negotiated transactions. Although the Company ultimately expects that all Shares may be sold, the actual number of Shares that will be sold cannot be determined.

In offering the Shares, the Selling Stockholders and any selling broker or dealer may be deemed to be statutory "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with such sales. The Company has advised the Selling Stockholders that they, because they may be deemed to be statutory underwriters, will be subject to the Prospectus delivery requirements under the Securities Act.

The Company will pay all the expenses, estimated to be $16,000 in connection with this offering, other than underwriting commissions and discounts, if any.

                             SELLING STOCKHOLDERS

The following table sets forth the number of shares of Common Stock of the Company beneficially owned by the Selling Stockholders on March 25, 1997, (which number represents the number of shares of Common Stock issuable upon the Conversion of Preferred Stock as of such date), the number of Shares covered by this Prospectus and the amount retained by the Selling Stockholders after the offering. All shares set forth as owned on the date hereof are beneficially owned and the sole voting and investment power is held by the person named.

                                                Number of
                           Number of Shares      Shares
                             Beneficially      Covered by     Number of
Name                          Owned on           this        Shares to be
                        March 25, 1997(1),(2) Prospectus(1)   Retained



Clearwater Fund IV, LLC       2,000,000         2,000,000         0

Clearwater Offshore Fund        500,000           500,000         0
  Ltd.


(1) As described above under "Recent Developments - Issuance of Series D Preferred Stock," the number of shares receivable upon conversion of the 10,000 shares of the Series D Preferred Stock held by the Selling Stockholders cannot be fixed until actual conversion, since the conversion rate fluctuates based on the average market price of the Common Stock on the five trading days prior to conversion. If converted on March 25, 1997, the total number of shares of Common Stock receivable would be 2,500,000.

(2) Does not include 2,000,000 shares of Common Stock held by GFL Performance Fund Ltd. ("GFL") or 2,231 shares of Series C Preferred Stock held by GFL, which, if converted would be convertible into 743,667 shares of Common Stock. The Company has been advised that GFL is under common control with the Selling Stockholders.

                                LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by Marks & Murase L.L.P., 399 Park Avenue, New York, New York 10022.


                                  EXPERTS

The financial statements of the Company for the years ending May 31, 1996 and 1995 appearing in this Prospectus and Registration Statement have been audited by Bond, Andiola & Company, as set forth in their respective reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

          Registration Fee                        $ 3,220
          Legal Fees and Expenses*                $10,000
          Accountants' Fees*                      $ 2,000
          Miscellaneous                           $   780

          Total Expenses                          $16,000.00
          *  Estimated.

______________


Item 15.  Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity if the director acted in good faith, and if the director reasonably believed, in the case of conduct in the director's official capacity with the Corporation, that the conduct was in the best interests of the Corporation; in all other cases, that the conduct was at least not opposed to the best interests of the Corporation; that the conduct was in the best interests of the interests of the Corporation; and in any criminal proceeding, had no reason to believe the conduct was unlawful.

The Company's Certificate of Incorporation provides that:

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its Stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for the payment of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or
(iv) for any transactions from which the Director derived an improper/personal benefit.

Section VI of the By-laws of the Company contain the following provisions:


SECTION 1. General. The Corporation shall indemnify any person who is or was a party to or is threatened to be made a party to any threatened, pending, or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including reasonable attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases.

SECTION 2.  Rights Not Exclusive.  The indemnification provided by this
Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

SECTION 3. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted by him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.


Item 16.  Exhibits.


3(a) Amended and Restated Certificate of Incorporation of the Corporation (incorporated by reference to Annual Report on Form 10-K for year ended May 31, 1996).

3(b) Certificate of Designation of 5% Cumulative Convertible Preferred Stock, Series D.

3(c) By-laws of the Corporation (incorporated by reference to Annual Report on Form 10-K for year ended May 31, 1996).

5  Opinion of Marks & Murase L.L.P.

10.1 Securities Purchase Agreement dated as of February 28, 1996 by and between the Registrant and Clearwater Fund IV, LLC and Clearwater Offshore Fund Ltd.

10.2 Registration Rights Agreement dated as of May 15, 1996 by and between the Registrant and Clearwater Fund IV, LLC and Clearwater Offshore Fund Ltd.

24(a)  Consent of Bond, Andiola & Company

24(b) Consent of Marks & Murase L.L.P. (the consent of counsel is contained in their opinion)




Item 17.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendments thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York on March 28, 1997.

                                     MEHL/BIOPHILE INTERNATIONAL CORPORATION
                                     (Registrant)


                                      By: Thomas L. Mehl, Sr.
                                          Thomas L. Mehl, Sr., Chairman of
                                          the Board, President
                                          and Chief Executive Officer


The undersigned hereby appoint Thomas L. Mehl, Sr. as the proxy, agent and attorney-in-fact to execute and sign any and all amendments to this registration statement in the capacities set forth after their respective names below.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

Signature and Title                         Date



Thomas L. Mehl, Sr.                         March 28, 1997
Thomas L. Mehl, Sr.
Chairman of the Board,
President and Chief Executive
Officer


AnnMarie Mehl                               March 28, 1997
AnnMarie Mehl
Director


Nardo Zaias                                 March 28, 1997
Nardo Zaias
Director

Pichit Suvanprakorn                         March 26, 1997
Pichit Suvanprakorn
Director


Mark Clement                                March 27, 1997
Mark Clement
Director


Antonius Clemens                            March 26, 1997
Antonius Clemens
Director


Paul W. Hartloff, Jr.                       March 28, 1997
Paul W. Hartloff, Jr.
Director


Raymond Wilson                              March 28, 1997
Raymond Wilson
Vice President - Finance
and Chief Financial Officer

Exhibit 3(b)

                   CERTIFICATE OF DESIGNATIONS, PREFERENCES

                   AND RIGHTS OF 5% CUMULATIVE CONVERTIBLE
                          PREFERRED STOCK, SERIES D
                                     OF
                   MEHL/BIOPHILE INTERNATIONAL CORPORATION

MEHL/Biophile International Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation, as amended, of the Corporation, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation by written consent dated February 26, 1997, adopted resolutions providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of ten thousand (10,000) shares of 5% Cumulative Convertible Preferred Stock, Series D, of the Corporation, as follows:

RESOLVED, that the Corporation is authorized to issue 10,000 shares of 5% Cumulative Convertible Preferred Stock, Series D, $10 par value (the "Preferred Shares"), which shall have the following powers, designations, preferences and other special rights:

1. Dividends. The holders of the Preferred Shares shall be entitled to a dividend of five percent (5%) per annum of the Stated Value (as defined below), payable in cash, on a cumulative basis with quarterly compounding (prorated for any portion of the applicable period during which the Preferred Shares are outstanding). Dividends shall accrue from the date of issuance of the Preferred Shares and shall be payable quarterly commencing May 31, 1997, through and including the date on which the Preferred Shares are no longer outstanding.

2. Conversion of Preferred Shares. The holders of the Preferred Shares shall have the right, at their option, to convert the Preferred Shares into shares of Common Stock on the following terms and conditions:

a. Conversion Right. Each Preferred Share shall be convertible, at any time after the earlier of (i) the date the Registration Statement (the "Registration Statement"), which the Corporation is required to file pursuant to Section 2 or 3 of the Registration Rights Agreement by and among the Corporation and the Investors named therein (the "Registration Rights Agreement"), is declared effective (the "Effective Date") by the U.S. Securities and Exchange Commission (the "SEC"), and (ii) June 30, 1997, into fully paid and nonassessable shares (calculated to the nearest whole share) of Common Stock, at the conversion price per share (the "Conversion Price"), as defined in Section 2(b), below, in effect at the time of conversion determined as hereinafter provided. Each Preferred Share shall have a value of One Thousand Dollars ($1,000) (the "Stated Value") for the purpose of such conversion and the number of shares of Common Stock issuable upon conversion of each of the Preferred Shares shall be determined by dividing the Stated Value thereof by the Conversion Price then in effect. Every reference herein to the Common Stock of the Corporation (unless a different intention is expressed) shall be to the shares of Common Stock of the Corporation, $.01 par value, as such stock exists immediately after the issuance of the Preferred Shares provided for hereunder, or to stock into which such Common Stock may be changed from time to time thereafter.

b. Conversion Price. Subject to adjustment pursuant to Sections 2(c) and 2(e), below, and subject to the "Ceiling Price," as defined below, and the "Floor Price," as defined below, the Conversion Price shall be eighty percent (80%) (the "Conversion Percentage") of the Average Market Price (as defined below) for the Common Stock for the five (5) consecutive trading days ending one trading day prior to the date of the Conversion Notice (as defined below); provided, however that subject to adjustment pursuant to Sections 2(c) and 2(e), below: (i) in no event shall the Conversion Price be greater than the Average Market Price (as defined below) for the Common Stock for the five (5) consecutive trading days ending one trading day prior to the Closing Date (the "Ceiling Price") , and (ii) in no event shall the Conversion Price be less than $4.00 (the "Floor Price").

c. Adjustment to Conversion Percentage. (i) If either (A) the Registration Statement which the Corporation is required to file pursuant to Section 2 of the Registration Rights Agreement has not been filed in accordance the Registration Rights Agreement on or before March 31, 1997; or (B) the Effective Date has not occurred on or before June 30, 1997, or if, after the Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to the Registration Statement by reason of stop order, the Corporation's failure to update the Registration Statement in accordance with the rules and regulations of the SEC or otherwise, or if the Common Stock is not listed or included for quotation on the National Market of the National Association of Securities Dealers Automated Quotation System ("NASDAQ-NM"), the New York Stock Exchange (the "NYSE"), the American Stock Exchange (the "AMEX"), or the NASDAQ SmallCap Market ("NASDAQ SmallCap") then, (ii) as partial relief for the damages to the holder by reason of any such delay in or reduction of its ability to sell the underlying shares of Common Stock (which remedy shall not be exclusive of any other remedies available at law or in equity): the Conversion Percentage and the Floor Price shall each be reduced by a number of basis points equal to two hundred (200) basis points multiplied by the sum of(A) the number of months (prorated for partial months) after March 31, 1997 prior to the date the Registration Statement is so filed by the Company; (B) the number of months (prorated for partial months) after June 30, 1997 and prior to the date the Registration Statement is declared effective by the SEC; (C) the number of months (prorated for partial months) that sales cannot be made pursuant to the Registration Statement (by reason of stop order, the Corporation's failure to update the Registration Statement or otherwise) after the Registration Statement has been declared effective; and
(D) the number of months (prorated for partial months) that the Common Stock is not listed or included for quotation on the NASDAQ-NM, NYSE, AMEX, or NASDAQ SmallCap after the Registration Statement has been declared effective. If the holder converts Preferred Shares into Common Stock and an adjustment to the Conversion Percentage and the Floor Price is required subsequent to such conversion, but prior to the sale of such Common Stock by such holder, the Corporation shall pay to such holder, within five (5) days after receipt of a notice of the sale of such Common Stock from such holder, an amount equal to the Average Market Price of the Common Stock obtained upon conversion of such Preferred Shares for the five (5) trading days ending one (1) trading day prior to the date of conversion multiplied by a fraction, the numerator of which shall two (2) and the denominator of which shall be one hundred (100), multiplied by the number of months (prorated for partial months) for which an adjustment was required. Such amount shall be paid, at the option of the holder, in cash or in Common Stock ("Damage Shares"), whose value shall be the Conversion Price, as adjusted pursuant to this subsection 2(c).

"Average Market Price" of any security for any period shall be computed as the arithmetic average of the closing bid prices for such security for each trading day in such period on the NASDAQ SmallCap, or, if the NASDAQ SmallCap is not the principal trading market for such security, on the principal trading market for such security, or, if market value cannot be calculated for such period on any of the foregoing bases, the average fair market value during such period as reasonably determined in good faith by the Board of Directors of the Corporation (all as appropriately adjusted for any stock dividend, stock split, or other similar transaction during such period or between the end of such period or between the end of such period and the date of conversion or dividend payment, as applicable).

d. Conversion Notice. On presentation and surrender to the Corporation (or at any office or agency maintained for the transfer of the Preferred Shares) of the certificates of Preferred Shares so to be converted, duly endorsed in blank for transfer or accompanied by proper instruments of assignment or transfer in blank (a "Conversion Notice"), the holder of such Preferred Shares shall be entitled, subject to the limitations herein contained, to receive in exchange therefor a certificate or certificates for fully paid and nonassessable shares, which certificates shall be delivered by the second trading day after the date of delivery of the Conversion Notice, and cash for fractional shares, of Common Stock on the foregoing basis. The Preferred Shares shall be deemed to have been converted, and the person converting the same to have become the holder of record of Common Stock, for all purposes as of the date of delivery of the Conversion Notice.

e. (i) Adjustments for Dividends, Subdivisions or Combinations. If the Corporation shall at any time subdivide the outstanding shares of Common Stock or shall issue a stock dividend on its outstanding shares of Common Stock, the Conversion Price and the Floor Price shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of the Preferred Shares shall be increased by the same percentage as the percentage increase in the number of outstanding shares of Common Stock as a result of the subdivision or stock dividend, effective at the close of business on the date of such subdivision or stock dividend. If the Corporation shall at any time combine the shares of outstanding Common Stock, the Conversion Price and the Floor Price shall be appropriately increased so that the number of shares of Common Stock issuable upon conversion of the Preferred Shares shall be decreased by the same percentage as the percentage decrease in the number of shares of outstanding Common Stock as a result of the combination, effective at the close of business on the date of such combination.

(ii) Adjustments for Reorganizations and Reclassifications. In case, at any time after the date hereof, of any capital reorganization (other than a merger or other reorganization in which the Corporation is the continuing entity and that does not result in any change in the Common Stock) or any reclassification of the Common Stock of the Corporation (other than as a result of a stock dividend or subdivision, split or combination of shares), the Preferred Shares shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the

Preferred Shares immediately prior to such reorganization or recapitalization would have been entitled upon such reorganization or reclassification; and, in any such case, appropriate adjustment (including, without limitation, adjustment to the Conversion Price and the Floor Price) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Preferred Shares, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be, in relation to any share of stock or other property thereafter deliverable upon the conversion.

(iii) Adjustments of Conversion Price for Dilutive Issuances. Upon the issuance by the Corporation of Common Stock, or any right or option to purchase Common Stock, or any obligation or any shares of stock convertible into or exchangeable for Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then forthwith upon such issue or sale, the Conversion Price and the Floor Price shall be reduced to a price calculated (to the nearest cent) by dividing:

(A) an amount equal to the sum of (1) the number of shares of Common Stock outstanding prior to such issuance or sale plus shares of Common Stock issuable upon conversion or exercise of any evidence of indebtedness, shares, options, warrants or other securities or obligations of the Corporation outstanding immediately prior to such issuance or sale multiplied by the then existing Conversion Price, and (2) the aggregate amount of consideration received by the Corporation upon such issuance or sale, by

(B) the sum of (1) the number of shares of Common Stock outstanding prior to such issuance or sale plus shares of Common Stock issuable upon conversion or exercise of any evidence of indebtedness, shares, options, warrants or other securities or obligations of the Corporation outstanding immediately prior to such issuance or sale and (2) the number of shares of Common Stock issued or deemed to be issued pursuant to Section 2(e)(iv), below, in such issuance or sale.

Expressed as an arithmetic formula, the new Conversion Price would be calculated as follows:

CP(l) = (CP(O)*CS) + C
         CS + AS

where:

CP(l) = the Conversion Price as adjusted pursuant to this Section 2(e)(iii);

CP(O) = the Conversion Price in effect immediately prior to such issue or sale;

CS = the number of shares of Common Stock outstanding immediately prior to such issue or sale plus shares of Common Stock issuable upon conversion or exercise of any evidences of indebtedness, shares, options, warrants or other securities or obligations of the Corporation outstanding immediately prior to such issue or sale;

C = the aggregate amount of consideration received by the Corporation upon such issue or sale;

AS = the number of shares of Common Stock issued or deemed to be issued pursuant to Section 2(e)(iv), below in such issue or sale.

* = the arithmetic function of multiplication.

(iv) Calculation of Issuance Price. For purposes of Section 2(e)(iii) hereof the following provisions shall be applicable:

(A) In the case of an issue or sale for cash of shares of Common Stock, the consideration received by the Corporation therefor shall be deemed to be the amount of cash received, before deducting therefrom any commissions or expenses paid or incurred by the Corporation.

(B) In case of the issuance (otherwise than upon conversion or exchange of obligations or shares of stock of the Corporation) of additional shares of Common Stock for a consideration other than cash or a consideration partly other than cash, the amount of the consideration other than cash received by the Corporation for such shares shall be deemed to be the value of such consideration as reasonably determined by the Board of Directors.

(C) In case of the issuance by the Corporation in any manner of any rights to subscribe for or options to purchase shares of Common Stock, at a consideration per share (as computed below) less than the Conversion Price for in effect immediately prior to the date of the offering of such rights or the granting of such options, as the case may be, the maximum number of shares of Common Stock to which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed to be issued or sold as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the shares of Common Stock covered thereby, plus the consideration, if any, received by the Corporation for such rights or options, shall be deemed to be the consideration actually received by the Corporation (as of the date of the offering of such rights or the granting of such options, as the case may be) for the issuance of such shares.

(D) In case of the issuance or issuances by the Corporation in any manner of any obligations or of any shares of stock of the Corporation that shall be convertible into or exchangeable for Common Stock, at a consideration per share (as computed below) less than the Conversion Price in effect immediately prior to the date such obligation or shares are issued, the maximum number of shares of Common Stock issuable upon the conversion or exchange of such obligations or shares shall be deemed issued as of the date such obligations or shares are issued, and the amount of the consideration received by the Corporation for such additional shares of Common Stock shall be deemed to be the total of (i) the amount of consideration received by the Corporation upon the issuance of such obligations or shares, as the case may be, plus (ii) the minimum aggregate consideration, if any, other than such obligations or shares, receivable by the Corporation upon such conversion or exchange, except in adjustment of dividends.

(E) The amount of the consideration received by the Corporation upon the issuance of any rights or options referred to in Section 2(e)(iv)(C) hereof or upon the issuance of any obligations or shares which are convertible or exchangeable as described in Section 2(e)(iv)(D) hereof, and the amount of the consideration, if any, other than such obligations or shares so convertible or exchangeable, receivable by the Corporation upon the exercise, conversion or exchange thereof shall be determined in the same manner provided in Section 2(e)(iv)(A) and 2(e)(iv)(B) hereof with respect to the consideration received by the Corporation in case of the issuance of additional shares of Common Stock. On the expiration of any rights or options referred to in Section 2(e)(iv)(C) hereof, or the termination of any right of conversion or exchange referred to in Section 2(e)(iv)(D) hereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustments made upon the issuance of such option, right or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered upon the exercise of such rights or options or upon the conversion or exchange of such securities.

(F) The foregoing notwithstanding, no adjustment of the Conversion Price of a series of Preferred Shares shall be made pursuant to Section 2(e)(iii) or
Section 2(e)(iv) as a result of the issuance after the date hereof of (1) up to an aggregate of 517,000 shares of Common Stock issued or issuable with the approval of the Board of Directors pursuant to options granted by the Company prior to February 26, 1997; and (2) up to an aggregate of 2,305,000 shares of Common Stock (or any options, warrants or rights to purchase such shares of Common Stock issued or issuable under grants by the Board of Directors of the Corporation pursuant to the Company's employee stock option plan in the form approved by the Board of Directors of the Corporation prior to the date of this Agreement.

f. Fractional Shares. The Corporation shall not issue any fraction of a share of Common Stock upon any conversion, but shall pay in cash therefor at the Conversion Price then in effect multiplied by such fraction.

g. Reservation of Shares. The Corporation shall, so long as any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding.

h. Taxes. The Corporation shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Preferred Shares as herein provided. The Corporation shall not be required in any event to pay any transfer or other taxes by reason of the issuance of such Common Stock in names other than those in which the Preferred Shares surrendered for conversion are registered on the Corporation's records, and no such conversion or issuance of Common Stock shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation and its transfer agent, if any, that such tax has been paid.

3. Voting Rights. Holders of Preferred Shares shall have no voting rights, except as required by law and by Section 7 hereof.

4. Redemption. Subject to the following terms and conditions, the Corporation, at any time after the Effective Date, at its option, may redeem from time to time all or any portion of the then outstanding Preferred Shares:

a. The Corporation may, at any time or times after the Effective Date, redeem such Preferred Shares at the Redemption Price, as defined in Section 4(b) below, payable in cash; provided, however, that at the option of the Investor, the Investor shall have the right to convert all or any portion of such Preferred Shares to Common Stock pursuant to Section 2 at any time prior to the Redemption Date, as defined below. With respect to any redemption of such shares, the Corporation must give written notice (the "Redemption Notice") by certified mail (postage prepaid, return receipt requested) or by overnight courier to the holders of the Preferred Shares to be redeemed at least thirty
(30) days prior to the scheduled date of redemption (the "Redemption Date"). The Redemption Notice shall be addressed to each such shareholder at the address of such holder appearing on the books of the Corporation or given by such holder to the Corporation for the purpose of notice. The Redemption Notice shall state the Redemption Date, the Redemption Price (as hereinafter defined), and the number of Preferred Shares of such holders to be redeemed and shall call upon such holder to surrender to the Corporation on the Redemption Date at the place designated in the Redemption Notice such holder's certificate or certificates representing the shares to be redeemed. On or after the Redemption Date, each holder of Preferred Shares called for redemption shall surrender the certificate evidencing such Preferred Shares to the Corporation (except that, if fewer Preferred Shares are outstanding on the Redemption Date than were called for redemption due to the Holder's conversion of some or all of its outstanding Preferred Shares into Common Stock between the date of the Redemption Notice and the Redemption Date, then such number of Preferred Shares shall be reduced to the number of such Preferred Shares which are still outstanding) at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If less than all of the outstanding Preferred Shares are to be redeemed for any reason, then the Corporation shall redeem a pro rata portion from each holder of Preferred Shares according to the respective number of Preferred Shares held by such holder.

b. The Preferred Shares shall be redeemed at a cash price (the "Redemption Price") equal to sum of (i) the Conversion Price in effect on the Redemption Date multiplied by the number of Preferred Shares actually redeemed, and (ii) all accrued but unpaid dividends on the Preferred Shares being redeemed through the Redemption Date. In the event fails to pay the Redemption Price in full on the Redemption Date, interest shall accrue on the unpaid portion at the rate of ten percent (10%) per annum, compounded daily.

c. From and after the Redemption Date (unless default shall be made by the Corporation in duly paying the Redemption Price, in which case all the rights of the holders of such shares shall continue) the holders of the shares of the Preferred Shares called for redemption shall cease to have any rights as shareholders of the Corporation relating to such shares, except (i) the right to receive, without interest other than as payable under Section 4(b), above, the Redemption Price and (ii) if less than all of the Preferred Shares represented by the certificate(s) surrendered by the holder for redemption are actually redeemed, the right to receive forthwith from the Corporation a new certificate for the unredeemed shares, and the redeemed shares shall not thereafter be transferred (except with the written consent of the Corporation) on the books of the Corporation and shall not be deemed outstanding for any purpose whatsoever. The Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

d. There shall be no redemption of any Preferred Shares of the Corporation where such action would be in violation of applicable law.

e. Upon any redemption of Preferred Shares pursuant to this Section 4, the Preferred Shares which are so redeemed shall not be reissued and, upon such redemption, the number of authorized shares of the series to which the shares of such Preferred Shares belonged shall be reduced by the number of shares so redeemed.

5. Liquidation, Dissolution, Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the "Preferred Funds"), before any amount shall be paid to the holders of the Common Stock, an amount equal to the Stated Value per Preferred Share plus any accrued and unpaid dividends, provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Corporation that are of equal rank with the Preferred Shares as to payments of Preferred Funds (the "Pari Passu Shares"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a percentage of the full amount of Preferred Funds payable to all holders of Preferred Shares and Pari Passu Shares. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation nor merger of the Corporation with or into any other corporation or corporations, nor the sale or transfer by the Corporation of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation. No holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Corporation other than the amounts provided for herein.

6. Preferred Rank. All shares of Common Stock and any series of Serial Preferred Shares as may be issued after the original date of issuance of any Preferred Shares by the Corporation shall be of junior rank to all Preferred Shares in respect to the preferences as to payments of dividends and/or other distributions, including, without limitation, distributions and payments upon the liquidation, dissolution or winding up of the Corporation. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares.

7. Vote to Change the Terms of Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares shall be required to:

a. amend, alter, change or repeal any of the powers, preferences, privileges or rights of the Preferred Shares; or

b. create any new class or series of shares having preferences prior to the Preferred Shares as to dividends or assets; or

c.  amend the provisions of this Section 7; or

d. alter or change any of the powers, preferences, privileges or rights of the Common Stock.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Thomas L. Mehl, Sr. its President and AnnMarie Mehl its Secretary, this 27th day of February 1997.





                                     MEHL/BIOPHILE INTERNATIONAL CORPORATION


                                     By:/s/ Thomas L. Mehl, Sr.
                                     President


                                     Attest:/s/ AnnMarie Mehl
                                     Secretary

March 31, 1997

MEHL/Biophile International Corporation
4127 N.W. 27th Lane
Gainesville, Florida 32606

Dear Sirs:

We have acted as counsel to MEHL/Biophile International Corporation (the "Company") in connection with the Registration Statement of Form S-3 (the "Registration Statement") being filed with the Securities and Exchange Commission on March 31, 1997 covering up to 2,500,000 shares of the Company's Common Stock (the "Shares") issuable upon the conversion of 10,000 shares of 5% Cumulative Convertible Preferred Stock, Series D (the "Preferred Shares").

We are of the opinion that upon the issuance of the Shares in accordance with the terms of conversion of the Preferred shares, the Shares will when sold be legally issued, fully paid and non-assessable.

We hereby consent to the inclusion of our name under the caption "Legal Matters" in the Prospectus which is included in the Registration Statement.

Very truly yours,


Marks & Murase L.L.P.

Exhibit 10.1

                        SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, together with the Exhibits A, B, C(1), C(2) and D and Schedules 3(a), 3(d) and 3(j), attached hereto and hereby incorporated by reference (collectively, this "Agreement"), dated as of February 28, 1997 by and between MEHL/Biophile International Corporation, a Delaware corporation, with headquarters located at 4217 N.W. 27th Lane, Gainesville, Florida 32606 (the "Company"), and Clearwater Fund IV, LLC, a Delaware limited liability company ("Clearwater IV") and Clearwater Offshore Fund Ltd., a corporation organized under the International Business Companies Act of the Commonwealth of the Bahamas ("Clearwater Offshore") (Clearwater IV and Clearwater Offshore are hereinafter sometimes collectively referred to as the "Buyers").


WHEREAS:

A. The Company and the Buyers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 under Regulation D ("Regulation D") as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act");

B. The Buyers wish to purchase, in the amounts and upon the terms and conditions stated in this Agreement, shares of the Company's 5% Cumulative Convertible Preferred Stock, Series D, $10 par value per share (the "Preferred Shares"), which shall be convertible into shares of the Company's Common Stock (the "Common Stock"), $.01 par value, (as converted, the "Conversion Shares"), and pursuant to which certain shares of Common Stock may be issued to the Buyers in accordance with Section 2(c) of the Certificate of Designation therefor (the "Damage Shares); and

C. Contemporaneously with the execution and delivery of this Agreement, (i) the parties hereto are executing and delivering a Registration Rights Agreement in the form attached hereto as Exhibit A (the "Registration Rights Agreement") pursuant to which the Company has agreed to provide certain registration rights under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws, and (ii) the Company and GFL and Performance Fund Ltd. ("GFL") are executing and delivering a side letter agreement in the form attached hereto as Exhibit B (the "Side Letter Agreement").

     NOW THEREFORE, the Company and the Buyers hereby agree as follows:

1.  PURCHASE AND SALE OF PREFERRED SHARES.

a. Purchase of Preferred Shares. Subject to Sections 6 and 7, below, the Company shall issue and sell to the Buyers and the Buyers shall purchase an aggregate of 10,000 Preferred Shares which shall be convertible into Conversion Shares in accordance with the terms of the Certificate of Designations, Preferences and Rights of 5% Cumulative Convertible Preferred Stock, Series D in the form attached hereto as Exhibit C (the "Certificate of Designation"). The per share purchase price of the Preferred Shares shall be One Thousand Dollars ($1,000). Subject to Sections 6 and 7, below, Clearwater IV shall purchase 8,000 of such Preferred Shares and Clearwater Offshore shall purchase 2,000 of such Preferred Shares.

b. Closing Date. The date and time of the issuance and sale of the Preferred Shares shall be 5:00 p.m. Eastern Standard Time on February 28, 1997 (the "Closing Date").

c. Closing. Subject to Section 6 and 7, below, the Buyers shall, at the closing of the transactions contemplated by this Agreement (the "Closing"), pay the purchase price for the Preferred Shares (the "Purchase Price") by wire transfer of immediately available United States Dollars to the Company on the Closing Date, and the Company shall promptly deliver a stock certificate, duly executed on behalf of the Company, representing the Preferred Shares (the "Stock Certificate") to the Buyer.


2.  BUYER'S REPRESENTATIONS AND WARRANTIES

The Buyers represent and warrant to the Company that:

a. Investment Purpose. The Buyers are purchasing the Preferred Shares for its own account for investment only and not with a view towards, or for resale in connection with, any "distribution" thereof within the meaning of the 1933 Act.

b. Accredited Investor Status. The Buyers are "accredited investors" as that term is defined in Rule 501(a)(3) of Regulation D.

c. Reliance on Exemptions. The Buyers understand that the Preferred Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyers' compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyers set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyers to acquire the Preferred Shares.

d. Information. The Buyers and their advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Preferred Shares which have been requested by the Buyers. The Buyers and their advisors, if any, have been afforded the opportunity to ask questions of the Company and have received answers that to their knowledge are complete and satisfactory. The Buyers understand that their investment in the Preferred Shares involves a high degree of risk. The Buyers have sought such accounting, legal and tax advice as they have considered necessary to an informed investment decision with respect to their acquisition of the Preferred Shares.

e. Governmental Review. The Buyers understand that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Preferred Shares or the fairness or suitability of the investment in the Preferred Shares, nor have such authorities passed upon or endorsed the merits of the offering of the Preferred Shares.

f. Transfer or Resale. The Buyers understand that (i) except as provided in the Registration Rights Agreement, the Preferred Shares, the Conversion Shares, and the Damage Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be transferred unless
(a) subsequently registered thereunder, or (b) the Buyers shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (ii) any sale of such securities made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register such securities (other than pursuant to the Registration Rights Agreement) under the 1933 Act or any state securities laws.

g. Legends. The Buyers understand that the Preferred Shares and, until such time as the Conversion Shares and the Damage Shares (collectively, the "Registrable Securities") have been registered under the 1933 Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Registrable Securities shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR APPLICABLE

STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL IN FORM, SUBSTANCE AND SCOPE REASONABLY ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. ANY SUCH SALE, ASSIGNMENT OR TRANSFER MUST ALSO COMPLY WITH ANY APPLICABLE STATE SECURITIES LAWS.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Preferred Shares or any Registrable Securities upon which it is stamped, if, unless otherwise required by state securities laws, (a) the sale of such Preferred Shares or Registrable Securities is registered under the 1933 Act, or (b) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in form, substance and scope reasonably acceptable to the Company, to the effect that a public sale or transfer of the Preferred Shares or such Registrable Securities may be made without registration under the 1933 Act, or (c) such holder provides the Company with reasonable assurances that the Preferred Shares or such Registrable Securities can be sold pursuant to Rule 144 under the 1933 Act (or a successor rule thereto) without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold.

h. Holdback Agreement. Buyers agree not to effect any sale or transfer of any of (i) the Registrable Securities and/or (2) any Common Stock issued upon conversion of the Company's 5% Cumulative Convertible Preferred Stock Series C, $10 par value per share (the "Series C Common Shares"), for a one year period commencing on the Closing Date, other than sales or transfers to "affiliates," as that term is defined under the 1934 Act, who agree in writing to be bound by the foregoing; provided, however, that notwithstanding the foregoing, Buyers shall have the right to pledge any or all of the Registrable Securities and the Series C Common Shares in connection with margin transactions, provided such Registrable Securities are not used to satisfy margin calls. In consideration of this Agreement, the Company agrees to provide in the Amended and Restated Certificate of Incorporation, a form of which is attached hereto as Exhibit C(2), that the Conversion Price for the Company's 5% Cumulative Convertible Preferred Stock Series C, $10 par value per share, shall be $3.00.

i. Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyers and is a valid and binding agreement of the Buyers enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors' rights generally.


3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

    The Company represents and warrants to the Buyers that:

a. Organization and Qualification. The Company is a corporation organized, validly existing and in good standing under the laws of the State of Delaware. Each of the subsidiaries of the Company (the "Subsidiaries") is a corporation duly organized, validly existing in good and in good standing under the laws of the jurisdictions in which it is incorporated. The Company and its Subsidiaries each have the requisite corporate power to own their properties and to carry on their business as now being conducted. The Company and each of the Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the name of the business conducted by it makes such qualification necessary and where the failure so to qualify would have a Material Adverse Effect. "Material Adverse Effect" means any material adverse effect on the operations, properties or financial condition of the Company and the Subsidiaries taken as a whole.

b. Each of the Subsidiaries of the Company is listed on Schedule 3(a), attached hereto and hereby incorporated by reference. Other than the Subsidiaries, the Company does not as of the date of this Agreement, and on the Closing Date will not, own or control, directly or indirectly, any interest in any other corporation, association, limited partnership, limited liability company or other business entity of any kind whatsoever. The Company is not as of the date of this Agreement, and on the Closing Date will not be, a participant in any joint venture, partnership or similar arrangement.

c. Authorization; Enforcement. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement and the Registration Rights Agreement, and to issue the Preferred Shares and the Registrable Securities in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement, the Registration Rights Agreement and the Side Letter Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the Company's Board of Directors and no further consent or authorization of the Company, its Board of Directors, or its stockholders is required, (iii) this Agreement, the Registration Rights Agreement and the Side Letter Agreement have been duly executed and delivered by the Company, and
(iv) this Agreement, the Registration Rights Agreement and the Side Letter Agreement constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies or by other equitable principles of general application.

d.  Capitalization.  The authorized capital stock of the Company consists of
(i) 60,000,000 shares of Common Stock of which 43,743,301 shares are issued and outstanding, and (ii) 200,000 shares of serial preferred stock, $10 par value per share ("Preferred Stock") of which 2231 shares are issued and outstanding as 5% Cumulative Convertible Preferred Stock, Series C. Ten Thousand Preferred Shares will be issued at the Closing. No other shares of Common Stock or of serial preferred stock will be issued and outstanding on the Closing Date. All of such outstanding shares have been validly issued, are fully paid and nonassessable and have been issued in compliance with applicable federal and state securities laws. No shares of Common Stock or Preferred Stock are subject to preemptive rights or any other similar rights of the stockholders of the Company. Except as disclosed in Schedule 3(d) as of the effective date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries,
(ii) there are no outstanding debt securities, and (iii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of its or their securities under the 1933 Act (except the Registration Rights Agreement). The Company has furnished to the Buyers true and correct copies of the Company's Articles of Incorporation, as amended, as in effect on the date hereof ("Articles of Incorporation") and the Company's Bylaws, as in effect on the date hereof (the "Bylaws").

e. Issuance of Securities. The Registrable Securities and Preferred Shares are duly authorized and, upon issuance in accordance with the terms hereof and thereof, shall be validly issued, fully paid and non-assessable, free from all liens and encumbrances, including, without limitation, liens and charges with respect to the issuance thereof, not subject to any preemptive rights, and issued in compliance with applicable federal and state securities laws and the rules and regulations of each national securities exchange or automated quotation system, if any, on which shares of Common Stock are listed as of the date of issuance.

f. No Conflicts. The execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Side Letter Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Articles of Incorporation or Bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of the Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, federal and state securities laws and regulations and rules and regulations of national securities exchanges and automated quotation systems, if any, on which the Common Stock is listed as of the Closing Date) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect). The business of the Company and the Subsidiaries is not being conducted, and shall not be conducted through the Registration Period (as defined herein), in violation of any law, ordinance, regulation of any governmental entity, except for possible violations which either singly or in the aggregate do not have a Material Adverse Effect. Except as required under the 1933 Act and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof.

g. SEC Documents, Financial Statements. Since May 31, 1992, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents (as amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, The Company is current in all of its required filings, and otherwise in compliance with its obligations, under the Exchange Act.

h. Representations Complete. None of the representations, warranties or covenants made by Company in this Agreement, nor any statement made in any Schedule, Exhibit or certificate furnished to Buyers pursuant to this Agreement, when all such documents are read together in their entirety, contains or will at the Closing contain any untrue statement of a material fact, or omits or will omit at Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

i. Absence of Certain Changes. Since November 30, 1996 there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, results of operations or prospects of the Company.

j. Absence of Litigation. Except as set forth in Schedule 3(j), there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the documents contemplated herein. To the Company's knowledge, there are no actions, suits, proceedings or investigations pending against the employees of the Company before any court or governmental agency (nor, to the Company's knowledge, is there any threat or basis therefor) involving the prior employment of any of such employees, their obligations under any agreements with prior employers or their use of information or techniques allegedly proprietary to any of their former employers. The Company is not a party to any order, writ, injunction, judgment, or decree of any court or governmental agency or instrumentality. There is no action, suit, proceeding, or investigation by the Company currently pending or that the Company presently intends to initiate.



4.  COVENANTS.

a. Best Efforts. The parties shall use their best efforts timely to satisfy each of the conditions described in Sections 6 and 7 of this Agreement.

b. Form D. The Company agrees to file a Form D with respect to the Preferred Shares as required under Regulation D and to provide a copy thereof to the Buyers promptly after such filing.

c. Reporting Status. Until the earlier of (i) the date as of which the Investors (as that term is defined in the Registration Rights Agreement) may sell all of the Registrable Securities without restriction pursuant to Rule 144(k) promulgated under the 1933 Act (or successor thereto), or (ii) the date on which (A) the Investors have sold all the Registrable Securities and (B) none of the Preferred Shares is outstanding (the "Registration Period"), the Company shall file all reports required to be filed with the SEC pursuant to the 1934 Act, and the Company shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination.

d. Use of Proceeds. The Company will use the proceeds from the sale of the Preferred Shares for the Company's internal working capital purposes and shall not, directly or indirectly, use such proceeds for any loan to or investment in any other corporation, partnership, enterprise or other person except as the Company's board of directors deems necessary in order to develop and commercialize the Company's technology.

e. Financial Information. The Company agrees to send the following reports to the Buyers during the Registration Period: (i) within five (5) days after the filing thereof with the SEC, a copy of its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K; and (ii) within one day after release thereof, copies of all press releases issued by the Company or any of its subsidiaries. In addition, the Company will furnish to the Buyers any financial information, reports or analyses provided to any institution or other party lending funds to the Company as soon as practicable after release of such documents to such party.


f. Access to Information. The Buyers shall have the right to visit and inspect any of the books and records and properties of the Company and its subsidiaries, if any, and to discuss their affairs, finances and accounts with their officers, all at such reasonable times and as often as may be reasonably requested in writing and on reasonable notice.

g. Rule 144A(d)(4). The Company will comply with the requirements of Rule 144A(d)(4).

h. Reservation of Shares. The Company shall at all times have authorized, and reserved for the purpose of issuance, a sufficient number of shares of Common Stock to provide for the issuance of the Conversion Shares and the Damage Shares.

i. Listing. The Company shall promptly secure the listing of the Registrable Securities upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all shares of Registrable Securities from time to time issuable under the terms of this Agreement and the Registration Rights Agreement.


j. Expenses. Each shall bear all of their own costs and expenses, including legal and accounting fees, incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement.

5.  TRANSFER AGENT INSTRUCTIONS.

The Company shall instruct its transfer agent to issue certificates, registered in the name of the Buyers or their nominee, for the Conversion Shares and Damage Shares in such amounts as specified from time to time by the Buyers to the Company. Prior to registration of the Registrable Securities pursuant to an effective registration statement, all such certificates shall bear the restrictive legend specified in Section 2(g) of this Agreement. The Company shall provide instructions and opinions of counsel to its transfer agent in accordance with Section 3(p) of the Registration Rights Agreement. The Company warrants that no instruction other than such instructions referred to in this Section 5, and stop transfer instructions to give effect to Section 2(f) hereof, in the case of the Registrable Securities, prior to registration of the Registrable Securities under the 1933 Act, will be given by the Company to its transfer agent and that the Preferred Shares and the Registrable Securities shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the Registration Rights Agreement. Nothing in this Section shall affect in any way the Buyers' obligations and agreement to comply with all applicable securities laws upon resale of the Registrable Securities. If the Buyers provide the Company with an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, that registration of a resale by the Buyers of any of the Preferred Shares or the Registrable Securities is not required under the 1933 Act, the Company shall permit the transfer, and promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by the Buyers.

6.  CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

The obligation of the Company hereunder to sell the Preferred Shares is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:

a. The parties shall have executed this Agreement and the Registration Rights Agreement, and delivered the same to each other.

b. The Buyers shall have delivered the Purchase Price to the Company by wire transfer of immediately available funds pursuant to the wiring instructions provided by the Company.

c. The Company and GFL shall have executed the Side Letter Agreement and delivered the same to each other.


7.  CONDITIONS TO THE BUYERS' OBLIGATION TO PURCHASE.

The obligation of the Buyers to purchase the Preferred Shares is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Buyers' sole benefit and may be waived by the Buyers at any time in their sole discretion:

a. The parties shall have executed this Agreement and the Registration Rights Agreement, and delivered the same to each other.

b. The Company and GFL shall have executed the Side Letter Agreement and delivered the same to each other.

c. (i) The Board of Directors of the Company shall have caused the Company to file with the Secretary of State of Delaware the Certificate of Designation in the form attached hereto as Exhibit C(1); (ii) the Controlling Shareholders shall have executed and delivered to the Buyers a Written Consent of Shareholders approving the filing by the Company with the Secretary of State of Delaware of the Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit C(2); and (iii) the Board of Directors of the
Company shall have   taken all other necessary or appropriate actions in order
to effectuate the filing by the Company, as promptly as possible after the Closing Date, with the Secretary of State of Delaware of the Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit C(2).

d. Until the Effective Date, as defined in the Registration Rights Agreement, the Common Stock shall be authorized for quotation on the Small Cap Market of the National Association of Securities Dealers Automated Quotation ("NASDAQ") System ("NASDAQ SmallCap") and trading in the Common Stock on NASDAQ SmallCap shall not have been suspended by the SEC or NASDAQ.

e. The Buyers shall have received the opinion of the Company's counsel dated as of the Closing Date, in form, scope and substance reasonably satisfactory to the Buyers and in substantially the same form as Exhibit D.

f. The Company shall have executed and delivered the Stock Certificate to the Buyers.

8.  INDEMNIFICATION.

a. Subject to Section 8(d), below, to the extent permitted by law, the Company will indemnify, hold harmless and defend (i) the Buyers, and (ii) the directors, officers and each person who controls either or both Buyers within the meaning of the 1933 Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), if any (each, an "Indemnified Person"), against any losses, claims, damages, liabilities or expenses (joint or several) (collectively, "Claims") to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any breach by the Company of any of the representations, warranties, covenants and/or agreements of the Company in this Agreement. The Company shall reimburse the Indemnified Persons promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 8(a) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person.

b. Subject to Section 8(d), below, the Buyers agree jointly to indemnify, hold harmless and defend, to the same extent and in the same manner set forth in Section 8(a), the Company, and each of its directors and officers (each an "Indemnified Party" and collectively, an "Indemnified Parties"), against any Claim to which any of them may become subject, insofar as such Claim arises out of or is based upon any breach by the Buyers of any of the representations, warranties, covenants and/or agreements of the Buyers in this Agreement, and the Buyers will reimburse any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this
Section 8(b) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Buyers, which consent shall not be unreasonably withheld.

c. Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 8 of notice of the commencement of any action (including any governmental action), such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to made against any indemnifying party under this
Section 8, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. In such event, the Company or the Buyers, as the case may be, shall pay reasonable fees for only one separate legal counsel for the Indemnified Persons or the Indemnified Parties, as the case may be. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 8, except to the extent that the indemnifying party is prejudiced in its ability to defend such action. The indemnification required by this Section 8 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

d. Limitations on Indemnification Obligations. Notwithstanding anything to the contrary in this Agreement:

(i) Neither the Company nor the Buyers shall be obligated to indemnify any Indemnified Person or Indemnified Party, as the case may be, pursuant to this
Section 8, until the aggregate amount of all Claims for which such Indemnified Person or Indemnified Party, as the case may be, seeks to be so indemnified exceeds One Hundred Thousand Dollars ($100,000), whereupon such Indemnified Person or Indemnified Party shall be entitled to be so indemnified for the full amount of all such Losses in excess of the foregoing threshold amount;

(ii) The maximum aggregate liability of the Company to the Indemnified Persons for any reason whatsoever arising out of or related to this Agreement, including, without limitation, for indemnification with respect to Claims, shall not exceed Ten Million Dollars ($10,000,000) Dollars.

(iii) The maximum aggregate liability of the Buyers to the Indemnified Parties for any reason whatsoever arising out of or related to this Agreement, including, without limitation, for indemnification with respect to Claims, shall not exceed Ten Million Dollars ($10,000,000) Dollars.

9.  GOVERNING LAW:  MISCELLANEOUS.

a. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws.

b. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause four (4) additional original executed signature pages to be physically delivered to the other party within five (5) days of the execution and delivery hereof.

c. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

d. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

e. Entire Agreement: Amendments. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor either of the Buyers makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

f. Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by mail or delivered personally or by courier and shall be effective five days after being placed in the mail, if mailed, certified or registered, return receipt requested, or upon receipt, if delivered personally or by courier or by telefacsimile, in each case addressed to a party. The addresses for such communications shall be:

    If to the Company:

    4127 N.W. 27th Lane
    Gainesville, FL 32606
    Attention: Thomas L. Mehl, Sr.

    With copy to:

    Marks & Murase, L.L.P.
    399 Park Avenue
    New York, NY 10022
    Telephone: (212) 318-7721
    Telecopy: (212) 752-5378
    Attention: Alan J. Bernstein, Esq.

    If to Clearwater IV, at the address on the signature page.

    With copy to:

    Rosenman & Colin, LLP
    575 Madison Avenue
    New York, NY 10022
    Telephone: (212) 940-7003
    Telecopy: (212) 940-8545
    Attention: Richard H. Fortmann, Esq.

If to Clearwater Offshore, at the address on the signature page.

    With copy to:

    Rosenman & Colin, LLP
    575 Madison Avenue
    New York, NY 10022
    Telephone: (212) 940-7003
    Telecopy: (212) 940-8545
    Attention: Richard H. Fortmann, Esq.

Each party shall provide notice to the other party of any change in address.

g. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither the Company nor the Buyers shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other (which consent may be withheld for any reason in the sole discretion of the party from whom consent is sought). Notwithstanding the foregoing, either or both of the Buyers may assign their respective rights hereunder to any of their "affiliates," as that term is defined under the 1934 Act, without the consent of the Company, provided, however, that any such assignment shall not release such Buyer of its obligations hereunder unless such obligations are assumed by such affiliate and the Company has consented to such assignment and assumption, such consent not to be unreasonably withheld.

h. Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

i. Survival. The representations and warranties of the Company and the Buyers contained in Sections 2 and 3 shall survive for a period of two (2) years subsequent to the Closing, and the agreements and covenants set forth in Sections 4, 5, 8(a), 8(b), 8(c), 8(d) and this Article 9 shall survive the Closing. Each party which constitutes the Buyers shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

k. Publicity. The Company and the Buyers shall have the right to approve before issuance any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Buyers, to make any press release with respect to such transactions as is required by applicable law and regulations (although the Buyers shall be consulted by the Company in connection with any such press release prior to its release and shall be provided with a copy thereof).

l. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

m. Termination. In the event that the Closing shall not have occurred on or before five (5) days from the date hereof, this Agreement shall terminate at the close of business on such date.

IN WITNESS WHEREOF, the Buyers and the Company have caused this Securities Purchase Agreement to be duly executed as of the date first written above.


MEHL/BIOPHILE INTERNATIONAL CORPORATION


By:______________________
Name:____________________
Its:_____________________

CLEARWATER FUND IV, LLC

By:______________________
Name:____________________
Its:_____________________


Address:    611 Druid Road East - Suite 200
            Clearwater, FL 34616
            Telephone: (813) 442-0825
            Telecopier: (813) 443-0143


CLEARWATER OFFSHORE FUND, LTD.

By:______________________
Name:____________________
Its:_____________________

Address:    c/o New World Trust (Bahamas) Limited
            Euro-Canadian Centre, 1st Floor
            Marlborough Street
            P.O. Box N 4465
            Nassau, Bahamas
            Telephone: (809) 322-7461
            Telecopier: (809) 326-6177

Exhibit 10.2

                        REGISTRATION RIGHTS AGREEMENT


REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of February 28, 1997 by and between MEHL/Biophile International Corporation, a Delaware corporation, with headquarters located at 4217 N.W. 27th Lane, Gainesville, Florida 32606 (the "Company"), and Clearwater Fund IV, LLC, a Delaware limited liability company ("Clearwater IV") and Clearwater Offshore Fund Ltd., a corporation organized under the International Business Companies Act of the Commonwealth of the Bahamas ("Clearwater Offshore") (Clearwater IV and Clearwater Offshore are hereinafter sometimes collectively referred to as the "Buyers").

WHEREAS:

A. In connection with the Securities Purchase Agreement by and among the parties hereto of even date herewith (the "Securities Purchase Agreement"), the Company has agreed, upon the terms and subject to the conditions of the Securities Purchase Agreement, to issue and sell to the Buyers shares of the Company's 5% Cumulative Convertible Preferred Stock, Series D, $10 par value per share (the "Preferred Shares"), which will be convertible into shares of the Company's common stock (the "Common Stock"), par value $.01 per share, (as converted, the "Conversion Shares"), and pursuant to which certain shares of Common Stock may be issued to the Buyers in accordance with the Certificate of Designation therefor (the "Damage Shares"); and

B. To induce the Buyers to execute and deliver the Securities Purchase Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the "1933 Act"), and applicable state securities laws;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Buyers hereby agree as follows:

I.  DEFINITIONS.


a.As used in this Agreement, the following terms shall have the following meanings:

(i) "Investor" or collectively "Investors" means the Buyers and any transferees or assignees thereof who agree to become bound by the provisions of this Agreement in accordance with Section 10 hereof.

(ii) "register," "registered," and "registration" refer to a registration effected by preparing and filing a Registration Statement or Statements in compliance with the 1933 Act and pursuant to Rule 415 under the 1933 Act or any successor rule providing for offering securities on a continuous basis ("Rule 415"), and the declaration or ordering of effectiveness of such Registration Statement by the United States Securities and Exchange Commission (the "SEC").

(iii) "Registrable Securities" means (i) the Conversion Shares and the Damage Shares, (ii) shares of stock issued with respect to or in any exchange for or in replacement of the Conversion Shares or the Damage Shares, which have not been resold to the public in a registered public offering, and/or (iii) shares of stock issued in respect of the stock referred to in (i) or (ii) as a result of a stock split, stock dividend or the like, which have not been resold to the public in a registered public offering. .

(iv) "Registration Statement" means a registration statement of the Company under the 1933 Act.

b. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Securities Purchase Agreement.

2.  MANDATORY REGISTRATION.

a. Mandatory Registration. The Company shall prepare, and, on or before March 31, 1997, file with the SEC a Registration Statement on Form S-3 (or, if such form is unavailable for such a registration, on such other form as is available for such a registration) covering the resale of the Registrable Securities, which Registration Statement shall state that, in accordance with Rule 416 promulgated under the 1933 Act, such Registration Statement also covers such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of the Preferred Shares to prevent dilution resulting from stock splits, stock dividends or similar transactions. The Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided to and approved by the Buyers and its counsel prior to its filing or other submission, such approval not to be unreasonably withheld.

b. Eligibility for Form S-3. The Company represents and warrants that it meets the requirements for the use of Form S-3 for registration of the sale by the Buyers and any other Investors of the Registrable Securities and the Company shall file all reports required to be filed by the Company with the SEC in a timely manner so as to maintain such eligibility for the use of Form S-3. In the event that Form S-3 is not available for sale by the Investors of the Registrable Securities, the Company shall register the sale on another appropriate form.

3.  PIGGYBACK REGISTRATION.

a. Notice to Buyers. If at any time or from time to time, prior to the filing by the Company of the Registration Statement pursuant to Section 2, above, the Company proposes to register any of its securities, for its own account or the account of any of its shareholders other than the Investors (other than a registration relating solely to employee stock option or purchase plans, or a registration on Form S-4 relating solely to an SEC Rule 145 transaction, or any successor to such form), the Company will:

(i) promptly give to the Investors written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify any securities under applicable blue sky or other state securities laws); and

(ii) include in such registration (and any related qualification under blue sky laws or other compliance requirement), and in any underwriting involved therein, all the Registrable Securities of the Investors and specified in a written request or requests by the Investors, made within thirty (30) days after receipt of such written notice from the Company, to be included in any such registration, except as set forth in subsection 3(b), below.

b. Underwriting. If the registration of which the Company gives notice pursuant to Section 3(a) is for a registered public offering involving an underwriting, the Company shall so advise the Buyers as a part of the written notice given pursuant to subsection 3(a)(i). In such event, the right of each Investor to registration pursuant to Section 3 shall be conditioned upon the Investor's participation in such underwriting and the inclusion of the Investor's Registrable Securities acquired pursuant to this Agreement in the underwriting to the extent provided herein. If the Investor proposes to distribute its Registrable Securities through such underwriting it shall (together with the Company and the other shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company (which shall be qualified nationally recognized underwriter(s)). Notwithstanding any other provision of this Section 3, if the underwriter(s) shall notify the Company in writing that in their good faith opinion, marketing factors require a limitation of the number of Registrable Securities to be underwritten, the number of Registrable Securities that may be included in the underwriting shall be allocated, first, to the Company for its own account; second, to any shareholders (other than the Buyers) invoking contractual rights to have their securities registered on the registration statement pursuant to which Investors are invoking their rights under this Section 3, if any, on a pro rata basis, and third, to the Investors. In the event of such a limitation by the underwriters of the number of Registrable Securities of the Investors to be included in the registration and underwriting, the Company shall so advise the Investors. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

4.  OBLIGATIONS OF THE COMPANY.

In connection with the registration of the Registrable Securities pursuant to Sections 2 or 3, the Company shall have the following obligations:

a.  In connection with registration of the Registrable Securities pursuant to
Section 2, the Company shall prepare promptly, and file with the SEC not later than thirty (30) days after the Closing Date, a Registration Statement with respect to the number of Registrable Securities provided in Section 2(a). In connection with any registration of the Registrable Securities pursuant to Sections 2 or 3, the Company shall subsequent to the filing of the Registration Statement use its best efforts to cause such Registration Statement relating to the Registrable Securities to become effective as soon as possible after such filing, and keep the Registration Statement effective pursuant to Rule 415 at all times until the earlier of (i) the date as of which the Investors may sell all of the Registrable Securities without restriction pursuant to Rule 144(k) promulgated under the 1933 Act (or successor thereto), or (ii) the date on which (A) the Investors have sold all the Registrable Securities and (B) none of the Preferred Shares is outstanding (the "Registration Period"), which Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The Investors shall give notice to the Company when they have sold all of the Registrable Securities.

b. The Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities of the Company covered by the Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in the Registration Statement.

c. The Company shall furnish to each Investor whose Registrable Securities are included in the Registration Statement and its legal counsel (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Company, one copy of the Registration Statement and any amendment thereto, each preliminary prospectus and prospectus and each amendment or supplement thereto, and (ii) such number of copies of a prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as such Investor may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Investor.

d. The Company shall furnish to the counsel of each Investor each letter written by or on behalf of the Company to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case relating to the Registration Statement (other than any portion of any thereof which contains information for which the Company has sought confidential treatment).

e. The Company shall use reasonable efforts to (i) register and qualify the Registrable Securities covered by the Registration Statement under such other securities or "blue sky" laws of such jurisdictions in the United States as the Investors who hold a majority in interest of the Registrable Securities being offered reasonably request, (ii) prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (a) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4(e), (b) subject itself to general taxation in any such jurisdiction, (c) file a general consent to service of process in any such jurisdiction, (d) provide any undertakings that cause more than nominal expense or burden to the Company, or (e) make any change in its charter or bylaws, which in each case the Board of Directors of the Company determines to be contrary to the best interests of the Company and its stockholders.

f. As promptly as practicable after becoming aware of such event, the Company shall notify each Investor of the happening of any event, of which the Company has knowledge, as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and use its best efforts promptly to prepare a supplement or amendment to the Registration Statement to correct such untrue statement or omission, and deliver such number of copies of such supplement or amendment to each Investor as such Investor may reasonably request.

g. The Company shall use its best efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, and, if such an order is issued, to obtain the withdrawal of such order at the earliest possible moment and to notify each Investor who holds Registrable Securities being sold (or, in the event of an underwritten offering, the managing underwriters) of the issuance of such order and the resolution thereof.

h.  The Company shall make available for inspection by (i) any Investor and
(ii) one firm of attorneys and one firm of accountants or other agents retained by the Investors (collectively, the "Inspectors") all pertinent financial and other records, and pertinent corporate documents and properties of the Company (collectively, the "Records"), as shall be reasonably deemed necessary by each Inspector to enable each Inspector to exercise its due diligence responsibility, and cause the Company's officers, directors and employees to supply all information which any Inspector may reasonably request for purposes of such due diligence; provided, however, that each Inspector shall hold in confidence and shall not make any disclosure (except to an Investor) of any Record or other information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, unless (a) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in any Registration Statement, (b) the release of such Records is ordered pursuant to a subpoena or other final, non-appealable order from a court or government body of competent jurisdiction, or
(c) the information in such Records has been made generally available to the public other than by disclosure in violation of this or any other agreement. The Company shall not be required to disclose any confidential information in such Records to any Inspector until and unless such Inspector shall have entered into confidentiality agreements (in form and substance satisfactory to the Company) with the Company with respect thereto, substantially in the form of this Section. Each Investor agrees that it shall, upon learning that disclosure of such Records is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the Records deemed confidential.

i. The Company shall hold in confidence and not make any disclosure of information concerning an Investor provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement,
(iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this or any other agreement. The Company agrees that it shall, upon learning that disclosure of such information concerning an Investor is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to such Investor and allow such Investor, at the Investor's expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

j. The Company shall use its best efforts to (i) secure the inclusion for quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") SmallCap Market of all Registrable Securities covered by the Registration Statement and, without limiting the generality of the foregoing, to arrange for at least two market makers to register with the National Association of Securities Dealers, Inc. ("NASD") as such with respect to such Registrable Securities, or (ii) cause all such Registrable Securities to be listed on a national securities exchange and on each additional national securities exchange on which securities of the same class or series issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (iii) secure designation and quotation of such Registrable Securities on the National Market of NASDAQ.

k. The Company shall provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities, and shall provide CUSIP numbers for the Registrable Securities, not later than the effective date of the Registration Statement.

l. The Company shall cooperate with the Investors who hold Registrable Securities being offered to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to the Registration Statement and enable such certificates to be in such denominations or amounts as the Investors may reasonably request and registered in such names as the Investors may request. Not later than the date on which any Registration Statement registering the resale of Registrable Securities is declared effective, the Company shall deliver to its transfer agent instructions, accompanied by any reasonably required opinion of counsel, that permit sales of unlegended securities in a timely fashion that complies with then mandated securities settlement procedures for regular way market transactions.

m. At the request of the Investors, furnish on the effective date of the Registration Statement and, if such registration includes an underwritten public offering, at the closing provided for in the underwriting agreement,
(i) an opinion, dated each such date, of the counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the Investors, covering such matters with respect to the Registration Statement, the prospectus and each amendment or supplement thereto, proceedings under state and federal securities laws, other matters relating to the Company, the securities being registered and the offer and sale of such securities as are customarily the subject of opinions of issuer's counsel provided to underwriters in underwritten public offerings, and (ii) a letter dated each such date, from the independent certified public accountants of the Company, addressed to the underwriters, if any, and to the Investors, stating that they are independent certified public accountants within the meaning of the Securities Act and that in the opinion of such accountants the financial statements and other financial data of the Company included in the Registration Statement or the prospectus or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the Securities Act, and additionally covering such other financial matters, including information as to the period ending not more than five (5) business days prior to the date of such letter with respect to the Registration Statement and prospectus, as the underwriters or the Investors may reasonably request.

n. The Company shall take all other reasonable actions necessary to expedite and facilitate disposition by the Investors of Registrable Securities pursuant to the Registration Statement.

5.  OBLIGATIONS OF THE INVESTORS.

In connection with the registration of the Registrable Securities, the Investors shall have the following obligations:

a. It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Investor that such Investor shall furnish to the Company such information regarding it, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request. At least five (5) days prior to the first anticipated filing date of the Registration Statement, the Company shall notify each Investor of the information the Company requires from each such Investor if such Investor elects to have any of such Investor's Registrable Securities included in the Registration Statement.

b. Each Investor by such Investor's acceptance of the Registrable Securities agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of the Registration Statement hereunder.

c. Each Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4(f) or 4(g), such Investor will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Investor's receipt of the copies of the supplemented or amended prospectus contemplated by Section 4(f) or 4(g) and, if so directed by the Company, such Investor shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of destruction) all copies in such Investor's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

6.  EXPENSES OF REGISTRATION.

All reasonable expenses incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, including all registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel for the Company shall be borne by the Company.

7.  INDEMNIFICATION.

In the event any Registrable Securities are included in a Registration Statement under this Agreement:

a. To the extent permitted by law, the Company will indemnify, hold harmless and defend (i) each Investor who holds such Registrable Securities, and (ii) the directors, officers and each person who controls any Investor within the meaning of the 1933 Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), if any (each, an "Indemnified Person"), against any losses, claims, damages, liabilities or expenses (joint or several) (collectively, "Claims") to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a Registration Statement or the omission or alleged omission to state a material fact therein required to be stated or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement, or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, or
(iii) any breach by the Company of any of its representations, warranties, covenants or agreements in this Agreement (the matters in the foregoing clauses (i) and (ii) being, collectively, "Violations"). Subject to the restrictions set forth in Section 6(c) with respect to the number of legal counsel, the Company shall reimburse the Investors and each such controlling person, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this
Section 7(a): (i) shall not apply to a Claim arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by any Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto, if such prospectus was timely made available to such Indemnified Person by the Company pursuant to Section 4(c) hereof; (ii) with respect to any preliminary prospectus, shall not inure to the benefit of any such person from whom the person asserting any such Claim purchased the Registrable Securities that are the subject thereof (or to the benefit of any person controlling such person) if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected in the prospectus, as then amended or supplemented, if such prospectus was timely made available by the Company pursuant to Section 3(c) hereof; (iii) shall not be available to the extent such Claim is based on a failure of the Investor to deliver or to cause to be delivered the prospectus made available by the Company; and (iv) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by the Investors pursuant to Section 10.

b. In connection with any Registration Statement in which an Investor is participating, each such Investor agrees to indemnify, hold harmless and defend, to the same extent and in the same manner set forth in Section 7(a), the Company, each of its directors, each of its officers who signs the Registration Statement, and each person, if any, who controls the Company within the meaning of the 1933 Act or the 1934 Act (collectively, an "Indemnified Party"), against any Claim to which any of them may become subject, under the 1933 Act, the 1934 Act or otherwise, insofar as such Claim arises out of or is based upon, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by such Investor expressly for use in connection with such Registration Statement; and such Investor will reimburse any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 7(b) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Investor, which consent shall not be unreasonably withheld; provided, further, however, that the Investor shall be liable under this Section 7(b) for only that amount of a Claim as does not exceed the net proceeds to such Investor as a result of the sale of Registrable Securities pursuant to such Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Investors pursuant to
Section 10. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 7(b) with respect to any preliminary prospectus shall not inure to the benefit of any Indemnified Party if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected on a timely basis in the prospectus, as then amended or supplemented.

c. Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 7 of notice of the commencement of any action (including any governmental action), such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to made against any indemnifying party under this
Section 7, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding. The Company shall pay reasonable fees for only one separate legal counsel for the Investors, and such legal counsel shall be selected by the Investors holding a majority in interest of the Registrable Securities included in the Registration Statement to which the Claim relates; provided, that legal fees of such firm shall be reasonable. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this
Section 7, except to the extent that the indemnifying party is prejudiced in its ability to defend such action. The indemnification required by this
Section 7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

8.  CONTRIBUTION.

To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under
Section 7 to the fullest extent permitted by law; provided, however, that (i) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in
Section 7, (ii) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of such fraudulent misrepresentation, and (iii) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

9.  REPORTS UNDER THE 1934 ACT.

With a view to making available to the Investors the benefits of Rule 144 promulgated under the 1933 Act or any other similar rule or regulation of the SEC that may at any time permit the Investors to sell securities of the Company to the public without registration ("Rule 144"), the Company agrees to:

a. make and keep public information available, as those terms are understood and defined in Rule 144;

b. file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act so long as the Company remains subject to such requirements (it being understood that nothing herein shall limit the Company's obligations under Section 4(c) of the Securities Purchase Agreement) and the filing of such reports and other documents is required for the applicable provisions of Rule 144; and

c. furnish to each Investor so long as such Investor owns Registrable Securities, promptly upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and
(iii) such other information as may be reasonably requested to permit the investors to sell such securities pursuant to Rule 144 without registration.

10.  ASSIGNMENT OF REGISTRATION RIGHTS.

The rights to have the Company register Registrable Securities pursuant to this Agreement shall be automatically assignable by the either or both Buyers to any transferee which is an "affiliate" of the either or both Buyers, as that term is defined under the 1934 Act, of all or any portion of Registrable Securities if: (i) the assigning Buyer(s) agree(s) in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment, (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee, and (b) the securities with respect to which such registration rights are being transferred or assigned, (iii) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the 1933 Act and applicable state securities laws, (iv) at or before the time the Company receives the written notice contemplated by clause (ii) of this sentence the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein, (v) such transfer shall have been made in accordance with the applicable requirements of the Securities Purchase Agreement, (vi) such transferee shall be an "accredited investor" as that term defined in Rule 501 of Regulation D promulgated under the 1933 Act; and (vi) in the event the assignment occurs subsequent to the date of effectiveness of the Registration Statement required to be filed pursuant to Section 2(a), the transferee agrees to pay its all reasonable expenses of amending or supplementing such Registration Statement to reflect such assignment.

11.  AMENDMENT OF REGISTRATION RIGHTS; WAIVER.

This Agreement may be amended only by a written agreement duly executed by the Company and Investors who hold a majority in interest of the Registrable Securities. No term or condition of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) without the prior written consent of the Company and Investors who hold a majority in interest of the Registrable Securities, which written consent sets forth in detail the subject matter of the waiver. No failure to enforce any term or condition of this Agreement or right or remedy hereunder, or delay by a party in exercising such right or remedy, shall operate as or be deemed a waiver thereof, and no waiver of any breach of any term or condition herein shall be construed as a waiver of any other breach of the same or other
term or condition of this Agreement.   Any amendment or waiver effected in
accordance with this Section 11 shall be binding upon each Investor and the Company.

12.  MISCELLANEOUS.

a. A person or entity is deemed to be a holder of Registrable Securities whenever such person or entity owns of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more persons or entities with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.

b. Any notices required or permitted to be given under the terms of this Agreement shall be sent by registered or certified mail, return receipt requested, or delivered personally or by courier and shall be effective five days after being placed in the mail, if mailed, or upon receipt, if delivered personally or by courier or telefacsimile, in each case addressed to a party. The addresses for such communications shall be:

    If to the Company:

    4127 N.W. 27th Lane
    Gainesville, FL 32606
    Attention: Thomas L. Mehl, Sr.


    With copy to:

    Marks & Murase, L.L.P.
    399 Park Avenue
    New York, NY 10022
    Telephone: (212) 318-7721
    Telecopy: (212) 752-5378
    Attention: Alan J. Bernstein, Esq.

    If to Clearwater IV, at the address on the signature page.

    With copy to:

    Rosenman & Colin, LLP
    575 Madison Avenue
    New York, NY 10022
    Telephone: (212) 940-7003
    Telecopy: (212) 940-8545
    Attention: Richard H. Fortmann, Esq.

    If to Clearwater Offshore, at the address on the signature page.

    With copy to:

    Rosenman & Colin, LLP
    575 Madison Avenue
    New York, NY 10022
    Telephone: (212) 940-7003
    Telecopy: (212) 940-8545
    Attention: Richard H. Fortmann, Esq.

Each party shall provide notice to the other party of any change in address.

c. This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

d. This Agreement and the Securities Purchase Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement and the Securities Purchase Agreement supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

e. Subject to the requirements of Section 10 hereof, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

f. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

g. This Agreement may be executed in two or more identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

h. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed as of the date first written above.

MEHL/BIOPHILE INTERNATIONAL CORPORATION


By:______________________
Name:____________________
Its:_____________________

CLEARWATER FUND IV, LLC


By:______________________
Name:____________________
Its:_____________________

Address:  611 Druid Road East - Suite 200
          Clearwater, FL 34616
          Telephone: (813) 442-0825
          Telecopier: (813) 443-0143

CLEARWATER OFFSHORE FUND, LTD.

By:______________________
Name:____________________
Its:_____________________

Address:  c/o New World Trust (Bahamas) Limited
          Euro-Canadian Centre, 1st Floor
          Marlborough Street
          P.O. Box N 4465
          Nassau, Bahamas
          Telephone: (809) 322-7461
          Telecopier: (809) 326-6177

Exhibit 24(a)

We consent to the incorporation in this Registration Statement of Form S-3, filed under the Securities Act of 1933, and Prospectus of Mehl/Biophile International Corporation relating to the registration of 2,500,000 shares of common stock, of our report dated July 11, 1996 on the financial statements of Selvac Corporation, by reference to the Annual Report of Form 10-KSB for the years ended May 31, 1996 and 1995, and to the use of our name, and the statements with respect to us, under the heading "Experts" in the Prospectus.



                                          BOND, ANDIOLA & COMPANY



Raritan, NJ
March 27, 1997